Exhibit 10.3

New York Life Insurance Company and the other Noteholders signatory hereto

c/o NYL Investors LLC

51 Madison Avenue

New York, New York 10010-1603

As of March 31, 2020

Matson, Inc.

1411 Sand Island Parkway

Honolulu, Hawaii 96819

Re:Amendment to July 30, 2015 Note Purchase Agreement

Ladies and Gentlemen:

Reference is made to that certain Note Purchase Agreement, dated as of July 30, 2015 (as amended or otherwise modified from time to time, the “Agreement”), by and among Matson, Inc., a Hawaii corporation (the “Company”), on the one hand, and the Purchasers named therein, on the other hand.  Capitalized terms used and not otherwise defined in this letter agreement shall have the meanings provided in the Agreement (after giving effect to the amendments provided in this letter agreement).

1.Pursuant to the provisions of paragraph 11C of the Agreement, and subject to the terms and conditions of this letter agreement, the undersigned holders of Notes (the “Noteholders”) and the Company agree that the Agreement is hereby amended, as follows:

1.1Existing paragraph 1 is re-numbered as paragraph 1A, and new paragraphs 1B, 1C and 1D are added, as follows:

“1B.INTEREST ENHANCEMENT PAYMENTS.

In addition to interest (including, if applicable, the default rate) accruing on each Note, during the Leverage Relief Period the Company agrees to pay from time to time to the holder of such Note a fee (any payment from time to time of such fee being referred to as an “Interest Enhancement Payment”) with respect to each fiscal quarter.  Payment of each Interest Enhancement Payment shall be made in the manner specified in this Agreement for interest payments upon such Note.  Each Interest Enhancement Payment shall be a dollar amount equal to (a) the product obtained by multiplying (i) the Applicable Number (as defined below) for such fiscal quarter times (ii) the Weighted Dollar Average (as defined below) of the principal balance of such Note during the fiscal quarter to which the Interest Enhancement Payment relates and (b) dividing the product thus obtained by four.  The Interest Enhancement Payment for each applicable fiscal quarter shall be payable in arrears (and shall be fully earned and non-refundable) upon the earlier of (I) fifteen days after the date upon which the financial statements (and the Officer’s Certificate required to accompany such financial statements, which Officer’s Certificate shall, in addition to the other matters certified therein, set forth a computation of the Interest Enhancement Payment for each Note for the applicable fiscal quarter) for such fiscal quarter are required to be delivered under paragraph 5A(i) (or paragraph 5A(ii) if the applicable fiscal quarter is the last fiscal quarter in a fiscal year) and (II) the actual delivery date of such financial statements and such Officer’s Certificate for such fiscal quarter.  If the Company fails to deliver financial statements (or the accompanying Officer’s Certificate) under paragraphs 5A(i) or (ii) for any fiscal quarter or fiscal year by the fifteenth day after the date such delivery is due, then the Company shall be deemed to owe the Interest Enhancement Payment for the applicable fiscal quarter (based on the Applicable Number, as determined in the next succeeding paragraph) assuming that the Consolidated Leverage Ratio was greater than 4.50 to 1.00 at the end of such fiscal quarter or fiscal year, and shall make the payment required for such fiscal quarter on the date due pursuant to the immediately preceding sentence.

As used this paragraph 1B and paragraph 1C:  (a) the “Applicable Number” shall mean (X) for any fiscal quarter, so long as a Below Investment-Grade Event is not in effect at the end of such fiscal quarter, (i) .0225 if the Consolidated Leverage Ratio was equal to or greater than 4.50 to 1.00 at the end of such fiscal quarter, (ii) .0150 if the Consolidated Leverage Ratio was less than 4.50 to 1.00 but equal to or greater than 4.00 to 1.00 at the end of such fiscal quarter, (iii) .0100 if the Consolidated Leverage Ratio was less than 4.00 to 1.00 but greater than 3.25 to 1.00 at the end of such fiscal quarter, or (iv) zero if the Consolidated Leverage Ratio was equal to or less than 3.25 to 1.00 at the end of such fiscal quarter, and (Y) for any fiscal quarter if a Below Investment-Grade Event is in effect at the end of such fiscal quarter, (i) .0325 if the Consolidated Leverage Ratio was equal to or greater than 4.50 to 1.00 at the end of such fiscal quarter, (ii) .0250 if the Consolidated Leverage Ratio was less than 4.50 to 1.00 but equal to or greater than 4.00 to 1.00 at the end of such fiscal quarter, (iii) .0200 if the Consolidated Leverage Ratio was less than 4.00 to 1.00 but greater than 3.25 to 1.00 at the end of such fiscal quarter, or (iv) .0100 if the Consolidated Leverage Ratio was equal to or less than 3.25 to 1.00 at the end of such fiscal quarter; (b) the “Weighted Dollar Average” shall mean, for any Note with respect to any fiscal quarter, (i) the sum of the principal amounts outstanding of such Note at the end of each calendar day during such fiscal quarter, divided by (ii) the number of calendar days during such fiscal quarter; and (c) “Below Investment-Grade Event” shall mean, with respect to the end of any fiscal quarter, (1) a below-investment grade Credit Rating is maintained at such time, (2) a Credit Rating is not maintained at such time and has not been maintained (through no fault of the Company) for a period of at least 120 consecutive days prior to such time, or (3) a Credit Rating is not maintained (for any reason other than through no fault of the Company) at such time.

Notwithstanding anything to the contrary in the preceding portions of this paragraph 1B:  (i) concurrent with the time when the remaining outstanding principal amount of such Note has become due and payable (whether at the scheduled final maturity thereof, upon any acceleration of the maturity thereof or otherwise) the Interest Enhancement Payment shall be payable in arrears (and shall be fully earned and non-refundable) for (a) the full fiscal quarter immediately preceding such time (but only if the Interest Enhancement Payment has not otherwise become payable at such time pursuant to the first paragraph of this paragraph 1B) based on the most recent Applicable Number available at such time, and (b) the portion of the current fiscal quarter through such time based on the most recent Applicable Number available at such time, and ratably adjusted for the portion of such fiscal quarter that has elapsed at such time; (ii) if any such Officer’s Certificate erroneously indicates (as reasonably determined by the Required Holders) an Applicable Number more favorable to the Company (due to an incorrect calculation of the Consolidated Leverage Ratio) than should be afforded by the actual calculation of such Consolidated Leverage Ratio, then the Company shall promptly pay such additional Interest Enhancement Payment as is required to correct such error; and (iii) the acceptance of any Interest Enhancement Payment by any holder of a Note shall not constitute a waiver of any Default or Event of Default, including any breach of the Consolidated Leverage Ratio.

1C.ADDITIONAL FEES.

In addition to interest (including, if applicable, the default rate) accruing on each Note and in addition to the Interest Enhancement Payments in respect of such Note, the Company agrees to pay on the last Business Day of each of the fiscal quarter ending June 30, 2021 and the fiscal quarter ending September 30, 2021 to the holder of such Note a fee (any payment on either such date being referred to as an “Additional Fee”) with respect to each such fiscal quarter.  Payment of each Additional Fee shall be made in the manner specified in this Agreement for interest payments upon such Note.  Each Additional Fee shall be a dollar amount equal to (a) the product obtained by multiplying (i) .0025 times (ii) the Weighted Dollar Average (as defined in paragraph 1B) of the principal balance of such Note during the fiscal quarter to which the Additional Fee relates and (b) dividing the product thus obtained by four.  The Additional Fee for each applicable fiscal quarter shall be payable in arrears (and shall be fully earned and non-refundable) upon the due date therefor.

1D.ADDITIONAL COUPON FOLLOWING LEVERAGE RELIEF PERIOD.

Commencing on the first day after the Leverage Relief Period, the coupon (including, if applicable, the default rate) for each of the Notes shall automatically, without further consent or other action of any Person, be deemed to be increased by 0.25% per annum until the date the Company has delivered the financial statements (and the Officer’s Certificate required to accompany such financial statements) required to be delivered under paragraph 5A(i) (or paragraph 5A(ii) if the applicable fiscal quarter is the last fiscal quarter in a fiscal year) for two consecutive fiscal quarters that have a Consolidated Leverage Ratio at the end of such fiscal quarters that was less than 3.00 to 1.00.”

1.2Each of the preamble to paragraph 4 and paragraph 4A is amended and restated, as follows:

“4.PREPAYMENTS.  The Notes shall be subject to required prepayment as and to the extent provided in paragraph 4A(1).  The Notes shall also be subject to prepayment under the circumstances set forth in paragraph 4A(2) and paragraph 4B.  Any prepayment made by the Company pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligation to make any required prepayment as specified in paragraph 4A.

4A(1).Required Prepayments of Notes.  Until the Notes shall be paid in full, the Company shall apply to the prepayment thereof, without premium, such principal amounts of the Notes, together with interest thereon to the prepayment dates, as is set forth on Schedule 4A attached hereto, which prepayment dates shall be on the anniversary of the date of the Closing in each year from 2017 through and including 2044.  The remaining outstanding principal amount of the Notes, together with any accrued and unpaid interest thereon, shall become due on the maturity date of the Notes, which date shall be the thirtieth anniversary of the date of the Closing.

4A(2)Prepayment Options.  In addition to the required prepayment obligations provided for in paragraph 4A(1):

(i)if the Company or any Subsidiary, during the Leverage Relief Period, receives any gross proceeds from the First Title XI Financing or the Second Title XI Financing (the “Specified Debt Proceeds”); or

(ii)if the Company or any Subsidiary, during the Leverage Relief Period, disposes of any Capital Asset (other than dispositions of obsolete assets or assets no longer useful in the business of the Company and its Subsidiaries) in a disposition or series of related dispositions described in clause (iii) (but not clauses (i) or (ii)) of paragraph 6C(4) and the aggregate gross proceeds from such disposition or series of related dispositions exceeds $5,000,000 (the “Specified Disposition Proceeds”);

then the Company shall promptly (and in no event later than 3 Business Days from the date thereof) deliver an Officer’s Certificate to the holders of Notes containing an offer to prepay the Notes as provided below in this paragraph (and notifying the holders of Notes of such receipt of the Specified Debt Proceeds or Specified Disposition Proceeds, as applicable, and describing in reasonable detail the events or circumstances giving rise thereto and setting forth a calculation of such Specified Debt Proceeds or Specified Disposition Proceeds, as applicable, and the Ratable Share (determined as of the date of such Officer’s Certificate) thereof).  If within 5 Business Days after receipt of such Officer’s Certificate any holder of a Note shall have notified the Company in writing of such holder’s election to accept such prepayment, then on the date that is 7 Business Days after the date on which the Company shall have delivered such Officer’s Certificate to the holders of Notes the Company shall prepay such holder’s Note in an amount equal to the Ratable Share of the aggregate amount of such Specified Debt Proceeds or Specified Disposition Proceeds, as applicable (or such lesser principal amount of such Note as shall then be outstanding), at 100% of the principal amount so prepaid, together with accrued interest on such amount through the date of prepayment, but notwithstanding any other provision hereof without any Yield-Maintenance Amount with respect to such principal amount.

If any holder of a Note has accepted the above option to prepay such Note and if, immediately after giving effect to such prepayment, any portion of such Note remains outstanding and there remain Specified Debt Proceeds or Specified Disposition Proceeds available after all such payments, then the Company will promptly (and in no event later than 3 Business Days from the date thereof) send another Officer’s Certificate to such holder containing an additional offer to prepay such holder’s Note as provided below in this paragraph (setting forth (i) the remaining amount of such Specified Debt Proceeds or Specified Disposition Proceeds, as applicable, and (ii) whether or not any other holders of Notes or holders of notes under the 2013 NYL Note Agreement, the Pru Note Agreement or the MetLife Note Agreement accepted the original corresponding offer to prepay such other Notes or the notes under the 2013 NYL Note Agreement, Pru Note Agreement or the MetLife Note Agreement).  If within 5 Business Days after receipt of such subsequent Officer’s Certificate such holder shall have notified the Company in writing of such holder’s election to accept such additional prepayment, then on the date that is 7 Business Days after the date on which the Company shall have delivered such subsequent Officer’s Certificate to the holders of Notes the Company shall prepay such holder’s Note in an amount equal to the Ratable Share (but with the denominator used in the computation of the Ratable Share (notwithstanding the definition of such term) to include such holder’s Note and only the other Notes and the other notes under the 2013 NYL Note Agreement, the Pru Note Agreement and/or the MetLife Note Agreement if the holders of such other Notes and/or such other notes accepted the most recent corresponding offer to prepay such other Notes and/or such other notes) of the aggregate remaining amount of such Specified Debt Proceeds or Specified Disposition Proceeds, as applicable (or such lesser principal amount of such Note as shall then be outstanding), at 100% of the principal amount so prepaid, together with accrued interest on such amount through the date of prepayment, but notwithstanding any other provision hereof without any Yield-Maintenance Amount with respect to such principal amount.  So long as any Note remains outstanding, subsequent offers to prepay shall be made iteratively as provided in this paragraph until the earlier of (x) such holder’s failure to accept the most recent such offer, and (y) such time as the applicable Specified Debt Proceeds or Specified Disposition Proceeds have been exhausted.  Notwithstanding anything to the contrary in the preceding portions of this paragraph 4A(2), if, in the case of the Company’s initial offer to prepay the Notes with the Specified Debt Proceeds from either the First Title XI Financing or the Second Title XI Financing, (i) any holder of a Note has notified the Company in writing of such holder’s election to accept such prepayment and such holder has specified in writing that such holder desires to be prepaid in full, and (ii) if only such holder and its affiliates (or any entities or accounts managed by such holder or its affiliates) holding Notes or other notes of the Company issued under the 2013 NYL Note Agreement (and, for the avoidance of doubt, not any holder of notes issued by the Company under the Pru Note Agreement or the MetLife Note Agreement) have accepted such offer (or any corresponding offer under the Company’s other private placement financings), then the Company shall utilize all of such Specified Debt Proceeds to ratably prepay such holder and its affiliates (or any entities or accounts managed by such holder or its affiliates) holding Notes or other notes of the Company issued under the 2013 NYL Note Agreement, to the extent such Specified Debt Proceeds are available to make such prepayments.

Notwithstanding anything to the contrary in this Agreement, and solely for purpose of determining the Consolidated Leverage Ratio, gross proceeds from the First Title XI Financing or the Second Title XI Financing, as applicable, while held by the Company during (and only until completion of) the prepayment offer process under this paragraph 4A(2) (and in compliance with the terms of paragraph 4A(2)), shall be excluded from Debt.”

1.3A new paragraph 5M is inserted, as follows:

“5M.Most-Favored Lender.  If the Company shall at any time on or after March 31, 2020 enter into any modification, amendment or restatement of any of the Bank Credit Agreement, the 2013 NYL Note Agreement, the Pru Note Agreement or the MetLife Note Agreement in any manner which (a) has added or subsequently adds additional financial or negative covenants and/or events of default for the benefit of the lenders under any of such other financing agreements or (b) has made or subsequently makes the financial or negative covenants and/or events of default set forth therein more restrictive on the Company or any Subsidiary than the covenants and/or events of default contained in this Agreement, then such additional or more restrictive financial or negative covenants, events of default and any related definitions (the “Additional Provisions”) shall automatically be deemed to be incorporated into this Agreement by reference and this Agreement shall be deemed to be amended to include such Additional Provisions from the time any such modification, amendment or restatement of such applicable other financing agreement becomes binding upon the Company.  Promptly but in no event more than five (5) Business Days following the execution of any agreement providing for Additional Provisions, the Company shall furnish the holders of the Notes with a copy of such agreement.  Upon written request of the Required Holders, the Company will enter into an amendment to this Agreement pursuant to which this Agreement will be formally amended to incorporate the Additional Provisions on the terms thereof.”

1.4Paragraph 6A(2) is amended and restated, as follows:

“6A(2).Consolidated Leverage Ratio.  The ratio (the “Consolidated Leverage Ratio”) of (a) all Debt of the Company and Subsidiaries on a consolidated basis at any time to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters then or most recently ended to exceed the ratio set forth below corresponding to the applicable period:

Period	Ratio
March 31, 2020 – June 29, 2020	4.00:1.00
June 30, 2020 – September 29, 2020	4.50:1.00
September 30, 2020 – December 30, 2020	4.75:1.00
December 31, 2020 – March 30, 2021	5.00:1.00
March 31, 2021 – June 29, 2021	5.00:1.00
June 30, 2021 – September 29, 2021	4.75:1.00
September 30, 2021 – December 30, 2021	4.25:1.00
December 31, 2021 and thereafter	3.25:1.00

1.5A new paragraph 6F and a new paragraph 6G are added, as follows:

“6F.Leverage Relief Period Covenants.  Notwithstanding anything to the contrary in the other provisions of this Agreement (and subject to compliance with all other provisions of this Agreement), the Company covenants that, during the Leverage Relief Period, it will not and will not permit any Subsidiary to:

(i) redeem, purchase or otherwise acquire, directly or indirectly, any shares of the Company’s stock, except (A) for shares surrendered to the Company in connection with the net exercise of a stock option, (B) for shares withheld by the Company for tax withholding upon vesting of any Company restricted stock units or vested performance shares under any of the Company’s employee benefit plans, or (C) pursuant to the restrictions contained in the Company’s articles of incorporation to preserve the Company’s status under the Jones Act;

(ii) incur or permit to exist any Priority Debt that is not outstanding as of March 31, 2020, other than (1) a Title XI Debt financing in an aggregate principal amount not to exceed $189,000,000 and anticipated to close in April 2020 (regardless of when such transaction actually closes (the “First Title XI Financing”), (2) a Title XI Debt financing in an aggregate principal amount not to exceed $142,000,000 and anticipated to close in June 2020 (regardless of when such transaction actually closes) (the “Second Title XI Financing”), and (3) Priority Debt incurred by Foreign Subsidiaries in an aggregate principal amount not to exceed $2,000,000 outstanding at any time;

(iii) enter into any sale and leaseback transactions;

(iv) sell, lease or transfer or otherwise dispose of any Capital Asset to any Person in one or more such dispositions described in clause (iii) (but not clauses (i) or (ii)) of paragraph 6C(4) if the total value of all such dispositions during the Leverage Relief Period exceeds $100,000,000.

6G.Prohibition on Additional Priority Debt.  Notwithstanding anything to the contrary in the other provisions of this Agreement, the Company covenants that it will not and will not permit any Subsidiary to incur any Priority Debt prior to December 21, 2027 other than (1) the First Title XI Financing, (2) the Second Title XI Financing, and (3) Priority Debt incurred by Foreign Subsidiaries in an aggregate principal amount not to exceed $2,000,000.”

1.6New definitions of “First Title XI Financing,” “Leverage Relief Period,” “MetLife Note Agreement,” “Ratable Share” and “Second Title XI Financing” are inserted in their proper alphabetical order in paragraph 10B, as follows:

““First Title XI Financing” is defined in paragraph 6F.

“Leverage Relief Period” means the period from and including March 31, 2020 through and including December 30, 2021.

“MetLife Note Agreement” means that certain Note Purchase Agreement, dated as of December 21, 2016, by and between the Company, on the one hand, and Metropolitan Life Insurance Company and the other Purchasers named therein, on the other hand, as the same may be amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“Ratable Share”  means, at any time with respect to any Note, the aggregate principal amount of such Note outstanding at such time as a percentage of the sum of (w) the aggregate principal amount of notes outstanding under the Pru Note Agreement at such time, (x) the aggregate principal amount of notes outstanding under the MetLife Note Agreement at such time, (y) the aggregate principal amount of notes outstanding under the 2013 NYL Note Agreement at such time, and (z) the aggregate principal amount of all Notes outstanding at such time.

“Second Title XI Financing” is defined in paragraph 6F.”

1.7A new paragraph is inserted at the end of paragraph 10C, as follows:

“Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person.  Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).”

2.Limitation of Modifications.  The modifications effected in this letter agreement shall be limited precisely as written and shall not be deemed to be (a) an amendment, consent, waiver or other modification of any other terms or conditions of the Agreement or any other document related to the Agreement, or (b) a consent to any future amendment, consent, waiver or other modification.  Except as expressly set forth in this letter agreement, each of the Agreement and the documents related to the Agreement shall continue in full force and effect.

3.Representations and Warranties.  The Company hereby represents and warrants as follows:  (i) No Default or Event of Default has occurred and is continuing (both immediately before and immediately after giving effect to the effectiveness of this letter agreement); (ii) the Company’s entering into and performance of the Agreement, as modified by this letter agreement, has been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any governmental authority) in order to be effective and enforceable; (iii) the Agreement, as modified by this letter agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity; and (iv) immediately after giving effect to this letter agreement, each of the representations and warranties of the Company set forth in the Agreement is true, correct and complete in all material respects (other than such representations and warranties as are expressly qualified by materiality (including Material Adverse Effect), which representations and warranties shall be true, correct and complete in all respects) as of the date hereof (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are true, correct and complete in all material respects (other than such representations and warranties as are expressly qualified by materiality (including Material Adverse Effect), which representations and warranties shall be true, correct and complete in all respects) as of such other date).

4.Effectiveness.This letter agreement shall become effective on the date on which:

(i) the Noteholders shall have received a fully executed counterpart of this letter agreement from the Company;

(ii) the Noteholders shall have received a counterpart signature page to this letter agreement from each of the Guarantors reaffirming their respective obligations under the Multiparty Guaranty;

(iii) the Noteholders shall have received (a) a certificate of a Responsible Officer of each Credit Party, in form and substance satisfactory to the Required Holders attaching a certified copy of resolutions of the Credit Parties approving and adopting this letter agreement and authorizing the execution and delivery of this letter agreement and (b) such incumbency certificates and such other documents and certifications as the Required Holders may reasonably require to evidence that the Credit Parties are in good standing in their jurisdiction of organization;

(iv) the Noteholders shall have received favorable opinions of Gibson, Dunn & Crutcher LLP and Goodsill Anderson Quinn & Stifel, addressed to the Noteholders, as to such matters concerning the Credit Parties and this letter agreement as the Noteholders may reasonably request;

(v) the Noteholders shall have received a fully executed copy of an amendment to the Bank Credit Agreement and fully executed copies of amendments to the Other Note Agreements, each in form and substance reasonably satisfactory to the Required Holders;

(vi) the Noteholders shall have received their ratable share of a modification fee in the aggregate amount equal to 15 basis points multiplied by the aggregate outstanding amount of the Notes as of the date hereof; and

(vii) the Company shall have paid Vedder Price P.C. its accrued and unpaid legal fees and expenses, to the extent such fees and expenses have been invoiced.

5.Miscellaneous.

(a)This document may be executed in multiple counterparts, which together shall constitute a single document.  Delivery of executed counterparts of this letter agreement by telefacsimile or other secure electronic format (pdf) shall be effective as an original.

(b)This letter agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

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If you are in agreement with the foregoing, please sign the counterpart of this letter agreement in the space indicated below and return it to the Noteholders whereupon, subject to the conditions expressed herein, it shall become a binding agreement among each party named as a signatory hereto.

Sincerely,

The foregoing Agreement is hereby accepted as of the date first above written.

NEW YORK LIFE INSURANCE COMPANY

By: /s/ Loyd T. Henderson
Name:  Loyd T. Henderson
Title:    Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By:       NYL Investors LLC, Its Investment Manager

By: /s/ Loyd T. Henderson

Name:  Loyd T. Henderson

Title:    Managing Director

Amendment to 2015 Matson/NY Life Note Agreement

Accepted and agreed to

as of the date first

appearing above:

Matson, Inc., a Hawaii corporation

/s/ Matthew J. Cox

By: Matthew J. Cox

Its: Chairman of the Board and Chief Executive Officer

/s/ Joel M. Wine

By: Joel M. Wine

Its: Senior Vice President and Chief Financial Officer

Amendment to 2015 Matson/NY Life Note Agreement

Each of the Guarantors hereby (a) consents to the amendments and other modifications effected by this letter agreement and the other transactions contemplated hereby, (b) reaffirms its obligations under the Multiparty Guaranty (and any Joinder Agreement executed in connection therewith) and its waivers, as set forth in the Multiparty Guaranty, of each and every one of the possible defenses to such obligations, and (c) reaffirms that its obligations under the Multiparty Guaranty are separate and distinct from the respective obligations of the Company under the Agreement and the Notes.

Matson Navigation Company, Inc. a Hawaii corporation

/s/ Matthew J. Cox

By: Matthew J. Cox

Its: Chairman of the Board and Chief Executive Officer

Matson Logistics, Inc., a Hawaii corporation

/s/ Matthew J. Cox

By: Matthew J. Cox

Its: Chairman of the Board

Matson Ventures, Inc., a Hawaii corporation

/s/ Matthew J. Cox

By: Matthew J. Cox

Its: Chairman of the Board and President

Matson Alaska, Inc., a Delaware corporation

/s/ Matthew J. Cox

By: Matthew J. Cox

Its: Chairman of the Board, President and Chief Executive Officer

Horizon Lines Holding Corp., a Delaware corporation

/s/ Matthew J. Cox

By: Matthew J. Cox

Its: Chairman of the Board, President and Chief Executive Officer

Amendment to 2015 Matson/NY Life Note Agreement

Horizon Lines, LLC, a Delaware limited liability company

/s/ Matthew J. Cox

By: Matthew J. Cox

Its: Chairman of the Board, President and Chief Executive Officer

Matson Navigation Company of Alaska, LLC, a Delaware limited liability company

/s/ Matthew J. Cox

By: Matthew J. Cox

Its: Chairman of the Board, President and Chief Executive Officer

Horizon Lines Alaska Vessels, LLC, a Delaware limited liability company

/s/ Matthew J. Cox

By: Matthew J. Cox

Its: Chairman of the Board, President and Chief Executive Officer

Horizon Lines Merchant Vessels, LLC, a Delaware limited liability company

/s/ Matthew J. Cox

By: Matthew J. Cox

Its: Chairman of the Board, President and Chief Executive Officer

Span Intermediate, LLC, a Delaware limited liability company

/s/ Matthew J. Cox

By: Matthew J. Cox

Its: Chairman of the Board

Span Acquisition Co., LLC, a Delaware limited liability company

/s/ Matthew J. Cox

By: Matthew J. Cox

Its: Chairman of the Board

Amendment to 2015 Matson/NY Life Note Agreement